Exhibit 99.1 News For Immediate Release

Black Stone Minerals, L.P. Reports Second Quarter Results

HOUSTON - (BUSINESS WIRE) - Black Stone Minerals, L.P. (NYSE: BSM) ("Black Stone Minerals," "Black Stone," or "the Company") today announces its financial and operating results for the second quarter of 2022 and updated earnings call information.

Financial and Operational Highlights

•Mineral and royalty production for the second quarter of 2022 equaled 30.3 MBoe/d, an increase of 2% over the prior quarter; total production, including working interest volumes, was 33.5 MBoe/d for the quarter.
•Net income for the second quarter was $131.8 million. Adjusted EBITDA for the quarter totaled $112.8 million, an increase of 14% over the prior quarter and the highest level recorded by Black Stone as a public company.
•Distributable cash flow was $106.6 million for the second quarter, an increase of 15% relative to the first quarter of 2022 and also a record high for the Company.
•Announced a distribution of $0.42 per unit with respect to the second quarter of 2022, which represents a 5% increase from the distribution paid with respect to the first quarter of 2022. Distribution coverage for all units was 1.21x.
•Total debt at the end of the second quarter was $86.0 million; total debt to trailing twelve-month Adjusted EBITDA was 0.2x at quarter-end. As of July 29, 2022, total debt had been reduced to $54.0 million.

Conference Call

Black Stone Minerals will host a conference call and webcast for investors and analysts to discuss its results for the second quarter of 2022 on Tuesday, August 2, 2022 at 9:00 a.m. Central Time. Black Stone recommends participants who do not anticipate asking questions to listen to the call via the live broadcast available at http://investor.blackstoneminerals.com. Analysts and investors who wish to ask questions should dial (800) 715-9871 for domestic participants and (646) 307-1963 for international participants. The conference code for the call is 2386291. A recording of the conference call will be available on Black Stone's website.

Management Commentary

Thomas L. Carter, Jr., Black Stone Minerals’ Chief Executive Officer and Chairman commented, “The efforts to attract capital to our acreage are delivering results. We have a clear line of sight on significant increases in drilling activity from producers on some of our concentrated positions. In the Shelby Trough, where royalty production peaked at over 11,000 Boe per day under BP and XTO’s drilling programs, Aethon is ramping up to annual well counts that should allow us to surpass those levels in the coming years. In addition, we continue to be encouraged by drilling results in the East Texas Austin Chalk and by what that implies for future activity levels there. We have a deep inventory with over 20 years of drilling locations in these areas, and believe we are well-positioned to return to multi-year production growth.”

Quarterly Financial and Operating Results

Production

Black Stone Minerals reported mineral and royalty volumes of 30.3 MBoe/d (70% natural gas) for the second quarter of 2022, compared to 29.6 MBoe/d for the first quarter of 2022 and 32.5 MBoe/d for the second quarter of 2021.

Working interest production for the second quarter of 2022 was 3.2 MBoe/d, representing a decrease of 3% from the levels generated in the quarter ended March 31, 2022 and a decrease of 44% from the quarter ended June 30, 2021. The continued decline in working interest volumes is consistent with the Company's decision to farm out its working-interest participation to third-party capital providers.

Total reported production averaged 33.5 MBoe/d (90% mineral and royalty, 71% natural gas) for the second quarter of 2022 compared to 32.9 MBoe/d and 38.2 MBoe/d for the quarters ended March 31, 2022 and June 30, 2021, respectively.

Realized Prices, Revenues, and Net Income

The Company’s average realized price per Boe, excluding the effect of derivative settlements, was $67.41 for the quarter ended June 30, 2022. This is an increase of 32% from $51.25 per Boe from the first quarter of 2022 and a 112% increase compared to $31.79 for the second quarter of 2021.

Black Stone reported oil and gas revenue of $205.5 million (46% oil and condensate) for the second quarter of 2022, an increase of 36% from $151.6 million in the first quarter of 2022. Oil and gas revenue in the second quarter of 2021 was $110.4 million.

The Company reported a loss on commodity derivative instruments of $27.3 million for the second quarter of 2022, composed of a $62.5 million loss from realized settlements and a non-cash $35.1 million unrealized gain due to the change in value of Black Stone’s derivative positions during the quarter. Black Stone reported a loss of $120.0 million and a loss of $59.5 million on commodity derivative instruments for the quarters ended March 31, 2022 and June 30, 2021, respectively.

Lease bonus and other income was $2.2 million for the second quarter of 2022, primarily related to leasing activity in the Austin Chalk. Lease bonus and other income for the quarters ended March 31, 2022 and June 30, 2021 was $4.9 million and $7.5 million, respectively.

The Company reported net income of $131.8 million for the quarter ended June 30, 2022, compared to a net loss of $7.0 million in the preceding quarter. For the quarter ended June 30, 2021, the Company reported net income of $15.4 million.

Adjusted EBITDA and Distributable Cash Flow

Adjusted EBITDA for the second quarter of 2022 was $112.8 million, which compares to $98.8 million in the first quarter of 2022 and $78.4 million in the second quarter of 2021. Distributable cash flow for the quarter ended June 30, 2022 was $106.6 million. For the quarters ended March 31, 2022 and June 30, 2021, distributable cash flow was $92.6 million and $72.1 million, respectively.

Financial Position and Activities

As of June 30, 2022, Black Stone Minerals had $12.2 million in cash and $86.0 million outstanding under its credit facility. At June 30, 2022, the ratio of total debt to trailing twelve-month Adjusted EBITDA was 0.2x. As of July 29, 2022, $54.0 million was outstanding under the credit facility and the Company had $13.9 million in cash.

During the second quarter of 2022, Black Stone's borrowing base was reaffirmed at $400 million. Black Stone is in compliance with all financial covenants associated with its credit facility.

During the second quarter of 2022, the Company made no repurchases of units under the Board-approved $75 million unit repurchase program.

Second Quarter 2022 Distributions

As previously announced, the Board approved a cash distribution of $0.42 for each common unit attributable to the second quarter of 2022. The quarterly distribution coverage ratio attributable to the second quarter of 2022 was approximately 1.21x. These distributions will be payable on August 19, 2022 to unitholders of record as of the close of business on August 12, 2022.

Activity Update

Rig Activity

As of June 30, 2022, Black Stone had 81 rigs operating across its acreage position, a slight decrease relative to the 88 rigs on the Company's acreage as of March 31, 2022 and an increase compared to the 64 rigs operating on the Company's acreage as of June 30, 2021. The quarter over quarter decrease in rig count was associated primarily with rigs located in Louisiana.

Drilling Inventory on Existing Acreage

As part of Black Stone’s ongoing efforts to attract capital and spur development of its undeveloped acreage, the Company has analyzed the potential viable drilling locations across its major plays. Based on the Company’s estimates of its net locations (representing the sum of Black Stone’s fractional interests owned in gross locations), which involve various levels of geologic risk and economic viability, and the rate of development over the last twelve months, Black Stone believes it has sufficient location inventory in many of its core plays, including the Shelby Trough, East Texas Austin Chalk, and Louisiana Haynesville, to support over 20 years of drilling activity. The Company’s organic growth efforts target accelerating development of these plays.

Shelby Trough Development Update

Aethon has successfully turned eight wells to sales and has commenced operations on six additional wells under the development agreement covering Angelina County. Aethon is currently drilling two wells and completing four wells under the separate development agreement covering San Augustine County. Aethon’s completions are more intensive than those of prior operators in the area and result in higher initial flowback rates. Additionally, XTO Energy has finished drilling operations and started completing the three wells on Black Stone’s Shelby Trough acreage in San Augustine County that were originally spud in 2019.

Aethon is on pace to meet or exceed its combined well commitments under the Shelby Trough development agreements of 15 wells for the program years which end in September 2022, and is projected to meet or exceed the 25 well commitment for the program years which end in September 2023. Assuming Aethon stays with its current drilling plans and well performance is in line with recent results, Black Stone expects its royalty volumes from the Shelby Trough in the second half of 2023 to surpass the previous highs of approximately 11,000 Boe/d in 2020 under the XTO Energy and BP Energy drilling programs.

Austin Chalk Update

Black Stone has entered into agreements with multiple operators to drill wells in the Austin Chalk in East Texas, where the Company has significant acreage positions. The results of our three-well test program in the Brookeland Field demonstrate that modern completion technology can greatly improve production rates and increase reserves when compared to the vintage, unstimulated wells in the Austin Chalk formation. In addition to the test well program, twelve new horizontal wells have been drilled on Black Stone acreage to test various portions of the field across a four-county area. Although production results have varied on those wells, the play is becoming better delineated, with consistent well performance on new completions in the same portions of the field. Seven operators are actively engaged in redevelopment of the field, with four rigs currently running in the play and an additional six wells currently either being drilled or completed. One of the most recent Austin Chalk completions in Tyler County has been on line for a little over a month, and is producing over 2,200 barrels and almost 12 MMcf per day.

Black Stone continues to work with existing and potential operators to increase the pace of development across its East Texas Austin Chalk position. Based on current producer interest in the area and ongoing negotiations of contractual developments agreements, Black Stone anticipates up to 30 horizontal wells could be spud in the area over the next twelve months.

Update to 2022 Guidance

The Company now expects full year 2022 production volumes to be at the low end of the original guidance range of 34-37 MBoe/d, due partly to increased cycle times for multiple well pads on high-interest acreage, and due partly to delays resulting from global supply chain interruptions, particularly as they impact smaller operators. Management anticipates that production volumes will ramp up throughout 2023 and will approach 40 MBoe/d by the end of next year, driven primarily by the increases in drilling activity in the Shelby Trough and Austin Chalk plays as discussed above.

Update to Hedge Position

Black Stone has commodity derivative contracts in place covering portions of its anticipated production for 2022 and 2023. The Company's hedge position as of July 29, 2022 is summarized in the following tables:

Oil Hedge Position
	Oil Swap	Oil Swap Price
	MBbl	$/Bbl
2Q22	220	$66.47
3Q22	660	$66.47
4Q22	660	$66.47
1Q23	180	$80.40
2Q23	90	$89.50
3Q23	90	$89.50
4Q23	90	$89.50

Natural Gas Hedge Position
	Gas Swap	Gas Swap Price
	BBtu	$/MMbtu
3Q22	9,000	$3.12
4Q22	9,000	$3.12
1Q23	7,200	$4.72
2Q23	6,370	$4.78
3Q23	6,440	$4.78
4Q23	6,440	$4.78

More detailed information about the Company's existing hedging program can be found in the Quarterly Report on Form 10-Q for the second quarter of 2022, which is expected to be filed on or around August 2, 2022.

About Black Stone Minerals, L.P.
Black Stone Minerals is one of the largest owners of oil and natural gas mineral interests in the United States. The Company owns mineral interests and royalty interests in 41 states in the continental United States. Black Stone believes its large, diversified asset base and long-lived, non-cost-bearing mineral and royalty interests provide for stable to growing production and reserves over time, allowing the majority of generated cash flow to be distributed to unitholders.

Forward-Looking Statements

This news release includes forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “may,” “should,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms, or other comparable terminology often identify forward-looking statements. Except as required by law, Black Stone Minerals undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by these cautionary statements. These forward-looking statements involve risks and uncertainties, many of which are beyond the control of Black Stone Minerals, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below, as well as the Risk Factors section in our most recent annual report on Form 10-K and quarterly report on Form 10-Q:
•the Company’s ability to execute its business strategies;
•the scope and duration of the COVID-19 pandemic and actions taken by governmental authorities and other parties in response to the pandemic;
•the conflict in Ukraine and actions taken, and that may in the future be taken, against Russia or otherwise as a result;

•the availability of U.S. liquified natural gas ("LNG") export capacity and the level of demand for LNG exports;
•the volatility of realized oil and natural gas prices;
•the level of production on the Company’s properties;
•overall supply and demand for oil and natural gas, as well as regional supply and demand factors, delays, or interruptions of production;
•conservation measures, technological advances, and general concern about the environmental impact of the production and use of fossil fuels;
•the Company’s ability to replace its oil and natural gas reserves;
•the Company’s ability to identify, complete, and integrate acquisitions;
•general economic, business, or industry conditions;
•cybersecurity incidents, including data security breaches or computer viruses;
•competition in the oil and natural gas industry;
•the unavailability, high cost, or shortages of rigs, equipment, raw materials, supplies, or personnel to develop and operate our properties; and
•the level of drilling activity by the Company's operators, particularly in areas such as the Shelby Trough where the Company has concentrated acreage positions.

Black Stone Minerals, L.P. Contacts

Jeff Wood
President and Chief Financial Officer

Evan Kiefer
Vice President, Finance and Investor Relations
Telephone: (713) 445-3200
investorrelations@blackstoneminerals.com

BLACK STONE MINERALS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

REVENUE
Oil and condensate sales	$94,296	$53,936	$170,127	$98,112
Natural gas and natural gas liquids sales	111,181	56,481	186,935	99,370
Lease bonus and other income	2,244	7,505	7,103	9,890
Revenue from contracts with customers	207,721	117,922	364,165	207,372
Gain (loss) on commodity derivative instruments	(27,349)	(59,480)	(147,369)	(87,362)
TOTAL REVENUE	180,372	58,442	216,796	120,010
OPERATING (INCOME) EXPENSE
Lease operating expense	3,199	3,837	6,360	6,501
Production costs and ad valorem taxes	19,504	9,296	33,453	21,138
Exploration expense	2	2	182	1,075
Depreciation, depletion, and amortization	11,893	15,796	22,810	31,428
General and administrative	12,519	12,187	26,282	25,039
Accretion of asset retirement obligations	205	298	407	590
(Gain) loss on sale of assets, net	(17)	—	(17)	—
TOTAL OPERATING EXPENSE	47,305	41,416	89,477	85,771
INCOME (LOSS) FROM OPERATIONS	133,067	17,026	127,319	34,239
OTHER INCOME (EXPENSE)
Interest and investment income	2	—	2	—
Interest expense	(1,362)	(1,628)	(2,571)	(2,838)
Other income (expense)	81	31	36	214
TOTAL OTHER EXPENSE	(1,279)	(1,597)	(2,533)	(2,624)
NET INCOME (LOSS)	131,788	15,429	124,786	31,615
Distributions on Series B cumulative convertible preferred units	(5,250)	(5,250)	(10,500)	(10,500)
NET INCOME (LOSS) ATTRIBUTABLE TO THE GENERAL PARTNER AND COMMON UNITS	$126,538	$10,179	$114,286	$21,115
ALLOCATION OF NET INCOME (LOSS):
General partner interest	$—	$—	$—	$—
Common units	126,538	10,179	114,286	21,115
	$126,538	$10,179	$114,286	$21,115
NET INCOME (LOSS) ATTRIBUTABLE TO LIMITED PARTNERS PER COMMON UNIT:
Per common unit (basic)	$0.60	$0.05	$0.55	$0.10
Per common unit (diluted)	$0.59	$0.05	$0.55	$0.10
WEIGHTED AVERAGE COMMON UNITS OUTSTANDING:
Weighted average common units outstanding (basic)	209,397	207,945	209,360	207,695
Weighted average common units outstanding (diluted)	224,366	207,945	209,360	207,695

The following table shows the Company’s production, revenues, pricing, and expenses for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

	(Unaudited) (Dollars in thousands, except for realized prices and per Boe data)
Production:
Oil and condensate (MBbls)	899	860	1,730	1,689
Natural gas (MMcf)[1]	12,895	15,676	25,654	30,586
Equivalents (MBoe)	3,048	3,473	6,006	6,787
Equivalents/day (MBoe)	33.5	38.2	33.2	37.5
Realized prices, without derivatives:
Oil and condensate ($/Bbl)	$104.89	$62.72	$98.34	$58.09
Natural gas ($/Mcf)[1]	8.62	3.60	7.29	3.25
Equivalents ($/Boe)	$67.41	$31.79	$59.45	$29.10
Revenue:
Oil and condensate sales	$94,296	$53,936	$170,127	$98,112
Natural gas and natural gas liquids sales[1]	111,181	56,481	186,935	99,370
Lease bonus and other income	2,244	7,505	7,103	9,890
Revenue from contracts with customers	207,721	117,922	364,165	207,372
Gain (loss) on commodity derivative instruments	(27,349)	(59,480)	(147,369)	(87,362)
Total revenue	$180,372	$58,442	$216,796	$120,010
Operating expenses:
Lease operating expense	$3,199	$3,837	$6,360	$6,501
Production costs and ad valorem taxes	19,504	9,296	33,453	21,138
Exploration expense	2	2	182	1,075
Depreciation, depletion, and amortization	11,893	15,796	22,810	31,428
General and administrative	12,519	12,187	26,282	25,039
Other expense:
Interest expense	1,362	1,628	2,571	2,838
Per Boe:
Lease operating expense (per working interest Boe)	$11.03	$7.39	$10.89	$6.27
Production costs and ad valorem taxes	6.40	2.68	5.57	3.11
Depreciation, depletion, and amortization	3.90	4.55	3.80	4.63
General and administrative	4.11	3.51	4.38	3.69
1 As a mineral-and-royalty-interest owner, Black Stone Minerals is often provided insufficient and inconsistent data on natural gas liquid ("NGL") volumes by its operators. As a result, the Company is unable to reliably determine the total volumes of NGLs associated with the production of natural gas on its acreage. Accordingly, no NGL volumes are included in reported production; however, revenue attributable to NGLs is included in natural gas revenue and the calculation of realized prices for natural gas.

Non-GAAP Financial Measures
Adjusted EBITDA and Distributable cash flow are supplemental non-GAAP financial measures used by Black Stone's management and external users of the Company's financial statements such as investors, research analysts, and others, to assess the financial performance of its assets and its ability to sustain distributions over the long term without regard to financing methods, capital structure, or historical cost basis.
The Company defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, and depreciation, depletion, and amortization adjusted for impairment of oil and natural gas properties, if any, accretion of asset retirement obligations, unrealized gains and losses on commodity derivative instruments, non-cash equity-based compensation, and gains and losses on sales of assets, if any. Black Stone defines Distributable cash flow as Adjusted EBITDA plus or minus amounts for certain non-cash operating activities, cash interest expense, and restructuring charges, if any.
Adjusted EBITDA and Distributable cash flow should not be considered an alternative to, or more meaningful than, net income (loss), income (loss) from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with generally accepted accounting principles ("GAAP") in the United States as measures of the Company's financial performance.
Adjusted EBITDA and Distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income (loss), the most directly comparable U.S. GAAP financial measure. The Company's computation of Adjusted EBITDA and Distributable cash flow may differ from computations of similarly titled measures of other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

	(Unaudited) (In thousands, except per unit amounts)
Net income (loss)	$131,788	$15,429	$124,786	$31,615
Adjustments to reconcile to Adjusted EBITDA:
Depreciation, depletion, and amortization	11,893	15,796	22,810	31,428
Interest expense	1,362	1,628	2,571	2,838
Income tax expense (benefit)	(14)	6	89	(151)
Accretion of asset retirement obligations	205	298	407	590
Equity–based compensation	2,724	3,071	7,275	6,533
Unrealized (gain) loss on commodity derivative instruments	(35,103)	42,135	53,673	65,494
(Gain) loss on sale of assets, net	(17)	—	(17)	—
Adjusted EBITDA	112,838	78,363	211,594	138,347
Adjustments to reconcile to Distributable cash flow:
Change in deferred revenue	(6)	(5)	(15)	(14)
Cash interest expense	(1,015)	(1,001)	(1,877)	(1,954)
Preferred unit distributions	(5,250)	(5,250)	(10,500)	(10,500)
Distributable cash flow	$106,567	$72,107	$199,202	$125,879

Total units outstanding[1]	209,402	207,552
Distributable cash flow per unit	$0.509	$0.347
1 The distribution attributable to the three months ended June 30, 2022 is estimated using 209,401,737 common units as of July 29, 2022; the exact amount of the distribution attributable to the three months ended June 30, 2022 will be determined based on units outstanding as of the record date of August 12, 2022. Distributions attributable to the three months ended June 30, 2021 were calculated using 207,552,011 common units as of the record date of August 13, 2021.